Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Cloudastructure, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c)	5,000,000	$2.19	$10,950,000	0.00015310	$1,676.45
	Total Offering Amounts					$10,950,000		$1,676.45
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$1,676.45

(1)	In addition to the shares of Class A common stock set forth in this table, pursuant to Rule 416 under the Act, this registration statement also registers such indeterminate number of shares of Class A common stock as may become issuable upon exercise of these securities as the same may be adjusted as a result of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the high and low sale price of a share of Class A common stock as reported on The Nasdaq Stock Market LLC on July 8, 2025, which date is within five business days prior to filing this registration statement.